Exhibit 99

Synergy Resources Reports Fiscal Fourth Quarter and
Year End 2013 Results

Full Year Revenues up 85% to Record $46.2 Million, Driving Operating Income up 66% to Record $19.5 Million and Net Income of $0.16 per Diluted Share

Company to Host Investor Conference Call Today, November 5, at 11:00 a.m. ET

PLATTEVILLE, Colo., Nov. 5, 2013 /Marketwired/ -- Synergy Resources Corporation (NYSE Mkt: SYRG), a U.S. oil and gas exploration and production company focused on the Denver-Julesburg Basin, reported its fiscal fourth quarter and year end results for the period ended August 31, 2013.

Fiscal Fourth Quarter and Year 2013 Financial Highlights as Compared to the Same Year Ago Periods

•	Revenue increased 117% to $14.7 million in the fourth quarter, and was up 85% to $46.2 million for the full year.

•	Operating Income increased 95% to $6.7 million in the quarter, and was up 66% to $19.5 million for the full year vs. $11.8 million in fiscal 2012.

•
Net income was $1.0 million or $0.01 per diluted share in the quarter and $9.6 million or $0.16 per diluted share for the full year as compared to net income of $12.1 million or $0.25 per diluted share in fiscal 2012. Net income in fiscal 2013 includes deferred income tax expense of $6.8 million and an unrealized loss on commodity derivatives of $2.6 million.

•
Adjusted EBITDA was up 86% to a record $33.8 million in fiscal 2013, representing a 73% return on revenue for the full year (see further discussion about the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures," below).

•
As of August 31, 2013, the company's cash, equivalents and short term investments totaled $79.5 million, as compared to $19.3 million at August 31, 2012. The current ratio at August 31, 2013 was 2.2 to 1.

Operational Highlights

•
In the fourth quarter, net oil and natural gas production increased 95% to 228,042 barrels of oil equivalent (BOE), as compared to the same year-ago quarter, and averaged 2,479 BOE per day versus an average of 1,270 BOE in the year ago quarter.

•	Brought 27 new operated vertical wells on-line during the year.

•	Participated in 21 non-operated horizontal wells during the year.

•
Increased estimated proved reserves to 7 million barrels of oil and 40.7 billion cubic feet of gas, or combined total BOE of 13.8 million. The estimated present value of these reserves before tax and discounted at 10% is $236 million.  Total BOE increased 30%, and present value increased by 59%, as compared to the annual reserve report prepared on August 31, 2012.

Fiscal Fourth Quarter as Compared to Fiscal Third Quarter

Results for the 2013 fiscal fourth quarter improved compared to the third quarter.  Revenues were $14.7 million, up from $12.3 million in the third quarter.  We attribute the increase in revenues to a combination of higher production and higher commodity prices.  Realized oil prices averaged $92.32 per barrel in the fourth quarter versus $83.98 in the third quarter, and the average realized price per mcf for natural gas was $5.06 in Q4 compared to $4.76 in Q3.  Operating income for the fourth quarter was $6.7 million, up from $4.9 million in the previous quarter.  Net income totaled $1.0 million or $0.01 per diluted share, down from $3.6 million or $0.06 per diluted share in the third quarter.  During the fourth quarter, there was a significant change in the value of our commodity hedge position, resulting in non-cash charges for an unrealized loss of $3.0 million, compared to an unrealized gain of $0.5 million during the third quarter.  Adjusted EBITDA in the fourth quarter was $10.6 million, up 14% from $9.3 million in the previous quarter.

The following table presents certain per unit metrics that compare results of the corresponding quarterly and annual reporting periods:

Per Unit Metric	Three Months Ended			Years Ended
	August 31,	August 31,		August 31,	August 31,
Sales Volumes	2013	2012	% Change	2013	2012	% Change
Oil (Bbls)	125,045	72,361	73%	421,265	235,691	79%
Gas (Mcf)	617,979	266,744	132%	2,107,603	1,109,057	90%
Barrels of oil equivalent (BOE)	228,042	116,818	95%	772,532	420,534	84%
BOE per day	2,479	1,270	95%	2,117	1,149	84%

Revenues (in thousands)
Oil	$11,544	$5,998	92%	$36,206	$20,644	75%
Gas	3,130	752	316%	10,017	4,325	132%
Total	$14,674	$6,750	117%	$46,223	$24,969	85%

Average sales price
Oil ($/Bbls)	$92.32	$82.89	11%	$85.95	$87.59	(2%)
Gas ($/Mcf)	$5.06	$2.82	80%	$4.75	$3.90	22%
Barrels of oil equivalent ($/BOE)	$64.35	$57.78	11%	$59.83	$59.37	1%

Average costs per BOE
Lease operating expense	$4.67	$2.91	60%	$4.42	$2.88	53%
Production taxes	$5.53	$5.03	10%	$5.48	$5.79	(5%)
DD&A expense	$17.63	$12.07	46%	$17.26	$14.29	21%
G&A expense	$7.35	$8.54	(14%)	$7.36	$8.46	(13%)

Operational Results for the Fourth Fiscal Quarter and Year 2013

In fiscal year 2013, the company reported that it had drilled and brought into production 27 vertical wells.  It also drilled 5 operated horizontal wells, 3 Niobrara B bench and 2 Codell wells, on its Renfroe pad that were in final stages of completion at the end of the fiscal year and were brought into production during its fiscal first quarter of 2014.  Additionally the company participated as a non-operating owner in 21 horizontal wells during the fiscal year, 11 of which were brought into production representing 2.36 net wells to the company’s working interest.

The company completed the acquisition of assets from Orr Energy for $42 million which added to its acreage position in the Wattenberg Field and increased the number of potential horizontal drilling locations.

With the exception of two wells, all of the company's production is in the Wattenberg Field of the D-J Basin. As of August 31, 2013, the company operated 218 gross wells (202 net) and holds an ownership interest in 75 gross wells (22 net) operated by other companies.

In the fourth quarter of the fiscal year the company amended its turn-key drilling contract with Ensign Drilling to drill an additional 21 horizontal wells targeting the Niobrara and Codell formations in the D-J Basin.  At the end of the fiscal year the company had drilled 2 of the contracted wells and subsequent to year end has drilled 5 additional wells on the Leffler pad.  After finishing on the Leffler pad the rig will move to the Phelps pad to begin drilling the next six wells.

Management Commentary

Ed Holloway, the CEO of Synergy Resources commented “Fiscal 2013 was another positive year of growth for Synergy achieving an 84% increase in production despite not bringing into production any new operated wells during the second half of the year while we switched from vertically focused drilling operations to horizontal drilling.  We also demonstrated our ability to make acquisitions and increase our lease hold foot print at very competitive prices.  Synergy now has over 22,000 net acres in the Greater Wattenberg Area.  We continued our disciplined low cost approach to our operations as evidenced through our drilling and completion of the Renfroe horizontal wells for less than $4 million per well, well below the costs of our peers.  We also strengthened our balance sheet with our equity offering in the fourth quarter and are positioned to execute our fiscal 2014 cap-ex budget with cash on hand and estimated internal cash flow.  Additional liquidity is available under our credit facility to take advantage of future opportunities.”

Fiscal 2014 Outlook

Management anticipates updated CAPEX spending of $157.5 million on the following programs with the vast majority of the drilling expenditures weighted towards the horizontal drilling program in the Wattenberg Field.   The company anticipates funding this program with cash on hand and cash flow from revenues.

•	$96 million to drill 24 new horizontal wells as operator

•	$4 million to drill 6 new vertical wells as operator

•	$22.5 million to participate as a non-operator to drill approximately 5 net horizontal wells to Synergy’s interest

•	$5 million for land leasing

•	$30 million cash for acquisitions

Conference Call

Synergy Resources will host a conference call today, Tuesday, November 5, 2013 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss its fiscal fourth quarter and year end 2012 results. President and CEO Ed Holloway, Vice President William Scaff, Jr. CFO Monty Jennings, and VP of Operations Craig Rasmuson, will host the presentation, followed by a question and answer period.

Date: Tuesday, November 5, 2013
Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)
Domestic Dial-In Number: 1-877-407 9122
International Dial-In Number: 1-201-493-6747

The conference call will be webcast simultaneously which you can access via this link:
http//syrginfo.equisolvewebcast.com/q4-2013 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5 to 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Jon Kruljac with Synergy Resources at 970-737-1073.

A replay of the call will be available after 3:00 p.m. ET on the same day and until November 19, 2013.
Toll-free replay number: 1-877-660-6853
International replay number: 1-201-612-7415
Replay ID #: 411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.SYRGinfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

About Reserve Estimates

Reserve estimates mentioned in this release were prepared in accordance with guidelines established by the Securities and Exchange Commission for proved reserves. Probable and possible reserves are excluded. Prices are based on a trailing twelve month average and are held constant over the life of the properties. Similarly, costs are held constant for the duration of the well.

About Non-GAAP Financial Measures
The company uses "adjusted EBITDA," as a non-GAAP financial measure to evaluate financial performance such as period-to-period comparisons. This Non-GAAP measure is not defined under U.S. GAAP and should be considered in addition to, not as a substitute for, indicators of financial performance reported in accordance with U.S. GAAP. The company may use non-GAAP measures that are not comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results. The company encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The section titled "Reconciliation of Non-GAAP Financial Measures" includes a detailed description of this measure as well as a reconciliation to its most similar U.S. GAAP measure.

Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, will be included in Synergy's Edgar Filings at www.sec.gov on Form 10-K for the period ended August 31, 2013.

SYNERGY RESOURCES CORPORATION
CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	August 31	August 31
	2013	2012

ASSETS
Cash and short term investments	$79,481	$19,284
Other current assets	12,494	7,183
Total current assets	91,975	26,467
Oil and gas properties and equipment	197,965	92,702
Other assets	1,296	1,562
Total assets	$291,236	$120,731

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$41,367	$15,592
Revolving credit facility	37,000	3,000
Deferred tax liability	6,538	-
Asset retirement obligations	2,777	1,027
Other liabilities	334	-
Total liabilities	88,016	19,619
Shareholders' equity:
Common stock and paid-in capital	216,454	123,928
Accumulated deficit	(13,234)	(22,816)
Total shareholders' equity	203,220	101,112
Total liabilities and shareholders' equity	$291,236	$120,731

SYNERGY RESOURCES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except shares and per share data)

	Three Months Ended August 31		Year Ended August 31,
	2013	2012	2013	2012

Oil and gas revenues	$14,674	$6,750	$46,223	$24,969
Expenses:
Lease operating expenses	1,065	164	3,417	1,212
Production taxes	1,262	764	4,237	2,436
Depreciation, depletion, and amortization	4,020	1,410	13,336	6,010
General and administrative	1,675	998	5,688	3,557
Total expenses	8,022	3,336	26,678	13,215

Operating income	6,652	3,414	19,545	11,754

Other income (expense):
Commodity derivative loss	(3,430)	-	(3,044)	-
Interest income (expense), net	24	10	(50)	38
Total other income (expense)	(3,406)	10	(3,094)	38

Income before income taxes	3,246	3,424	16,451	11,792

Provision for income tax (or refund)	2,250	1,477	6,870	(332)

Net income	$996	$1,947	$9,581	$12,124

Net income per common share:
Basic	$0.02	$0.04	$0.17	$0.26
Diluted	$0.01	$0.04	$0.16	$0.25
Weighted average shares outstanding:
Basic	66,283,325	51,409,340	57,089,362	46,587,558
Diluted	70,176,105	53,072,619	59,088,761	48,359,905

SYNERGY RESOURCES CORPORATION
 CONDENSED STATEMENTS OF CASH FLOWS
For the years ended August 31, 2013 and 2012
(unaudited, in thousands)

	2013	2012

Cash flows from operating activities:
Net income	$9,581	$12,124
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	13,336	6,010
Provision for deferred taxes (or refund)	6,870	(332)
Stock-based compensation	1,362	473
Unrealized decrease in value of commodity derivatives	2,649	-
Changes in operating assets and liabilities	(1,678)	2,977
Total adjustments	22,539	9,128
Net cash provided by operating activities	32,120	21,252
Cash flows from investing activities:
Acquisition of property and equipment	(80,469)	(46,680)
Purchase of short term investments	(60,000)	-
Net cash used in investing activities	(140,469)	(46,680)
Cash flows from financing activities:
Equity financing activities	74,528	37,421
Debt financing activities	34,000	(2,200)
Net cash provided by financing activities	108,528	35,221
Net increase in cash and equivalents	179	9,793
Cash and equivalents at beginning of period	19,284	9,491
Cash and equivalents at end of period	$19,463	$19,284

Reconciliation of Non-GAAP Financial Measures

The company defines adjusted EBITDA as net income adjusted to exclude the impact of interest expense, interest income, income taxes, depreciation, depletion and amortization, stock based compensation, and the plus or minus change in fair value of derivative assets or liabilities. The company believes adjusted EBITDA is relevant because it is a measure of cash flow available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of the company's non-GAAP financial measures to the nearest GAAP measure

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended
	August 31, 2013	August 31, 2012	May 31, 2013
Adjusted EBITDA:
Net income	$996	$1,947	$3,615
Depreciation, depletion, and amortization	4,020	1,410	3,820
Provision for deferred income tax	2,250	1,477	1,701
Stock based compensation	368	150	611
Change in fair value of commodity derivative	3,017	-	(502)
Interest and related items, net	(24)	(10)	89
Adjusted EBITDA	$10,627	$4,974	$9,334

	Year Ended
	August 31, 2013	August 31, 2012
Adjusted EBITDA:
Net income	$9,581	$12,124
Depreciation, depletion, and amortization	13,336	6,010
Provision for deferred income tax	6,870	(332)
Stock based compensation	1,362	473
Change in fair value of commodity derivative	2,649	-
Interest and related items, net	50	(38)
Adjusted EBITDA	$33,848	$18,237

Company Contact:
Jon Kruljac
VP of Capital Markets and Investor Relations
Synergy Resources Corporation
20203 Highway 60
Platteville, Colorado  80651
970 737 1073 Platteville
303 840 8166 Denver
 jkruljac@syrginfo.com

SOURCE Synergy Resources Corporation

Released November 5, 2013